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                                                                EXHIBIT 99(A)(6)

                         IMPAC MORTGAGE HOLDINGS, INC.
                              20371 Irvine Avenue
                      Santa Ana Heights, California 92707


                               February 24, 1999

To the Holders of
Shares of Common Stock, Par Value $.01
of Impac Mortgage Holdings, Inc.

     We are offering, upon the terms and subject to the conditions set forth in the enclosed Offering Circular (the "Offering Circular"), and in the accompanying Letter of Transmittal (the "Letter of Transmittal" which, together with the Offering Circular constitutes the "Exchange Offer"), to exchange up tp $35,000,000 million aggregate principal amount of our 11% Senior Subordinated Debentures due February 15, 2004 (the "Debentures") in exchange for up to 5,000,000 shares of our Common Stock, par value $.01 share ("Common Stock")(including the Preferred Share Purchase Rights (the "Rights" and together with the Common Stock, the "Shares")). Unless the Rights become exercisable or separately tradeable prior to March 26, 1999, unless extended ( the "Expiration Date"), a tender of Shares will also constitute a tender of the associated Rights.

     We will determine an exchange price (the "Exchange Price") of no greater than 120% nor less than 105% of the average closing sales price of the Shares as reported by the American Stock Exchange ("AMEX") for the two trading day period ending two trading days prior to the Expiration Date (the "Average Price"), provided that the Exchange Price shall not exceed $7.00 per Share. By way of example, if the Expiration Date is not extended, the two trading days that will be used to determine the Average Price will be Monday, March 22, 1999 and Tuesday, March 23, 1999. The exact maximum principal amount of Debentures to be exchanged will be a function of the Average Price. We will exchange validly tendered Shares for a principal amount of Debentures equal to the number of Shares tendered at or below the Exchange Price multiplied by the Exchange Price. We will select as the final Exchange Price the lowest Exchange Price which would permit the maximum number of Shares to be exchanged in the Exchange Offer.

     The Exchange Offer will be conducted such that each stockholder will be able to specify the Exchange Price (in increments of 1%) that such stockholder is willing to accept in exchange for his or her Shares. Whether and to what extent a tendering stockholder will have his or her tendered Shares accepted for exchange in the Exchange Offer will depend on how the Exchange Price specified by such stockholder compares to Exchange Prices specified by other tendering stockholders. The Exchange Price specified by each tendering stockholder must be no greater than 120% nor less than 105% of the Average Price. We will, upon the terms and subject to the conditions of the Exchange Offer, determine the final Exchange Price, taking into account the
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number of Shares tendered and the Exchange Prices specified by tendering stockholders. We will announce the final Exchange Price by press release promptly after the Expiration Date. All Shares validly tendered at prices at or below the Exchange Price will be exchanged at the Exchange Price, subject to proration if the Exchange Offer is oversubscribed. Shares tendered at prices above the Exchange Price will be excluded from the Exchange Offer. Therefore, to maximize the possibility that Shares will be exchanged at the Exchange Price stockholders should check the box in the Letter of Transmittal marked "Shares Tendered at Exchange Price Determined by Dutch Auction" or indicate their minimum Exchange Price is 105%. The minimum number of Shares that may be exchanged is 100 Shares.

     The Exchange Offer is contingent upon the tender of at least 1,000,000 Shares at or below the Exchange Price. If more than 5,000,000 Shares are tendered at or below the Exchange Price, the Company will accept no more than 5,000,000 of the tendered Shares, to be allocated among tendering stockholders on a pro rata basis. The Company reserves the right, in its sole discretion, to accept a greater or lesser number of Shares pursuant to the Exchange Offer. Shares validly tendered at or below the Exchange Price will be accepted on or promptly after the Expiration Date. The Exchange Offer is subject to a number of additional conditions and may be amended or withdrawn in certain circumstances.

     Please read carefully the Offering Circular and the other enclosed materials relating to the Exchange Offer. If you require assistance, you should consult your financial, tax or other professional advisors. Holders who wish to participate in the Exchange Offer are asked to respond promptly by completing and returning the enclosed Letter of Transmittal, and all other required documentation, to IBJ Whitehall Bank & Trust Company, the Exchange Agent for the Exchange Offer.

     QUESTIONS REGARDING THE TERMS OF THE EXCHANGE OFFER MAY BE DIRECTED TO THE INFORMATION AGENT: D.F. KING & CO., INC., 77 WATER STREET, NEW YORK, NEW YORK 10005, (212) 269-5550 or (800) 848-2998.

                    Very truly yours,

                    IMPAC MORTGAGE HOLDINGS, INC.